Index supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the prospectus adden dum dated June 3, 2024, the product supplement no. 3 - I dated April 13, 2023 and the underlying supplement no. 24 - I dated September 1 , 2023 Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Dated February 9, 2026 Rule 424(b)(3) Hypothetical and Actual Historical Monthly and Annual Returnsþÿ   Backtested   Actual Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 1990 0.28% - 2.00% - 0.53% 0.40% 0.83% 0.49% - 0.55% 1991 0.74% 0.74% 0.16% 0.21% 0.71% - 1.09% 1.16% 1.07% 0.13% 0.65% - 0.50% 2.85% 6.99% 1992 - 1.08% 0.11% - 1.00% 0.54% 0.58% 0.42% 1.42% - 0.12% 0.77% - 1.05% 0.31% 0.91% 1.79% 1993 0.56% 0.65% 0.51% - 0.47% 0.13% 0.40% - 0.27% 1.47% - 0.33% 0.57% - 0.76% 0.23% 2.70% 1994 1.46% - 1.67% - 1.74% - 0.58% - 0.32% - 0.52% 0.88% 0.48% - 1.16% 0.20% - 1.50% - 0.19% - 4.61% 1995 1.24% 1.55% 0.59% 0.98% 1.73% - 0.00% - 0.05% 0.05% 0.98% - 0.01% 1.41% 0.38% 9.19% 1996 0.73% - 0.66% - 0.63% - 0.52% - 0.25% 0.34% - 0.78% - 0.15% 0.98% 0.90% 1.38% - 1.11% 0.18% 1997 0.76% - 0.26% - 1.44% 0.97% 0.64% 0.64% 1.48% - 1.10% 0.77% - 0.17% 0.13% 0.36% 2.78% 1998 0.56% 0.68% 0.77% 0.03% - 0.42% 0.68% - 0.49% - 1.50% 1.59% 0.69% - 0.00% 0.61% 3.21% 1999 0.34% - 1.42% 0.60% 0.25% - 0.89% 0.58% - 0.86% - 0.32% - 0.12% 0.47% - 0.30% 0.25% - 1.44% 2000 - 1.41% - 0.10% 1.23% - 0.92% - 0.35% 0.80% - 0.24% 1.04% - 0.95% - 0.43% - 0.76% 0.62% - 1.51% 2001 0.92% - 1.18% - 0.62% 0.52% - 0.02% - 0.40% 0.58% - 0.88% - 0.87% 0.91% 0.55% - 0.45% - 0.96% 2002 - 0.13% 0.01% - 0.39% - 0.18% 0.00% - 0.65% - 0.27% 0.26% - 0.51% 1.04% 0.07% 0.07% - 0.69% 2003 - 0.63% 0.13% 0.11% 1.36% 1.14% 0.17% - 0.40% - 0.02% 0.61% 0.57% 0.00% 1.63% 4.73% 2004 0.54% 0.68% - 0.40% - 1.36% - 0.14% 0.27% - 0.52% 0.56% 0.00% 0.51% 0.46% 0.86% 1.44% 2005 - 1.07% 0.19% - 0.76% - 0.42% 0.78% - 0.19% 0.53% - 0.20% - 0.34% - 1.22% 0.71% - 0.19% - 2.18% 2006 0.44% - 0.25% 0.05% 0.22% - 1.30% - 0.26% 0.22% 0.61% 0.59% 0.77% 0.45% - 0.03% 1.51% 2007 0.16% - 0.73% 0.08% 0.87% 0.40% - 0.66% - 0.58% 0.55% 1.02% 0.13% - 0.02% - 0.26% 0.95% 2008 - 0.31% 0.35% - 0.28% - 0.01% - 0.25% - 1.49% - 0.04% 0.57% - 0.81% - 1.37% 1.33% 0.56% - 1.76% 2009 - 0.69% - 0.85% 1.12% 0.39% 0.54% - 0.12% 0.93% 0.84% 0.75% - 0.14% 1.42% - 0.33% 3.88% 2010 - 0.25% 0.70% 1.03% 0.54% - 1.04% - 0.56% 0.96% - 0.69% 1.44% 0.79% - 0.21% 1.13% 3.86% 2011 0.61% 0.71% - 0.22% 0.99% - 0.11% - 0.48% - 0.30% - 1.18% - 0.87% 0.94% - 0.03% 0.07% 0.11% 2012 0.54% 0.49% 0.56% - 0.10% - 1.50% 0.48% 0.36% 0.31% 0.50% - 0.63% 0.04% 0.16% 1.19% 2013 1.04% 0.26% 0.82% 0.39% 0.29% - 0.47% 0.98% - 0.94% 0.92% 1.00% 0.79% 0.42% 5.62% 2014 - 1.06% 0.89% 0.02% 0.08% 0.73% 0.51% - 0.68% 1.21% - 0.64% 0.33% 0.67% - 0.38% 1.66% 2015 - 0.33% 0.94% - 0.27% 0.12% 0.32% - 0.64% 0.48% - 2.38% - 0.22% 1.10% - 0.26% - 0.54% - 1.71% 2016 - 0.59% - 0.02% 1.17% - 0.07% 0.22% - 0.07% 0.51% - 0.26% - 0.13% - 0.69% 0.67% 0.46% 1.17% 2017 0.55% 1.60% - 0.05% 0.37% 0.35% 0.02% 0.83% - 0.25% 0.61% 0.96% 1.37% 0.37% 6.92% 2018 2.36% - 2.14% - 0.58% - 0.30% 0.51% - 0.19% 0.71% 0.96% - 0.09% - 2.71% 0.34% - 1.15% - 2.36% 2019 0.96% 0.25% 0.62% 0.79% - 1.41% 1.72% - 0.06% - 0.36% - 0.00% 0.36% 0.73% 0.74% 4.41% 2020 0.13% - 1.52% - 0.05% 0.57% 0.33% 0.06% 0.52% 0.78% - 0.63% - 0.55% 1.46% 0.61% 1.70% 2021 - 0.30% 0.32% 0.61% 0.92% 0.09% 0.31% 0.61% 0.73% - 1.55% 1.20% - 0.23% 0.55% 3.29% 2022 - 1.76% - 0.75% - 1.15% - 1.66% 0.58% - 1.37% 0.61% - 1.33% - 1.88% - 0.31% 0.34% - 0.44% - 8.79% 2023 0.57% - 1.37% 1.32% - 0.04% - 0.73% 0.27% 0.43% - 0.68% - 1.64% - 0.78% 1.88% 1.08% 0.26% 2024 - 0.03% 0.07% 0.39% - 1.61% 0.83% 0.75% 0.42% 0.43% 0.57% - 1.27% 1.09% - 1.10% 0.48% 2025 0.22% - 0.09% - 1.12% - 0.54% 0.06% 0.85% - 0.18% 0.63% 0.61% 0.34% - 0.09% - 0.21% 0.46% 2026 0.07% 0.07% Please refer to the “Selected Risks” and “Disclaimer” on the following page. Historical performance measures for the J.P. Morgan Large - Cap Dynamic Blend 3 Index (the “Index”) represent hypothetical backte sted performance using the actual performance of each Basket Constituent from July 25, 1990 through March 22, 2021, and actual performance from March 23, 2021 through January 31, 2026. Please see “Use of hy pothetical backtested returns” at the end of this presentation for additional information related to backtesting and the use of alternative performance. Except as noted above and in the sections entitled “Use of hypothetical backtested returns” at the end of this document, the hyp othetical monthly and annual returns set forth above were determined using the methodology currently used to calculate the Index. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE R ESU LTS. Investing in the notes linked to the Index involves a number of risks. See “Selected Risks” on page 2 of this document, “Risk Fa ctors” in the prospectus supplement and the relevant product supplement and underlying supplement and “Selected Risk Considerations” in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement or prospectus. Any representation to the contrary is a crimi nal offense. The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agenc y a nd are not obligations of, or guaranteed by, a bank. FEBRUARY 2026 J.P. Morgan Dynamic Blend Index

FEBRUARY 2026 | J.P. Morgan Dynamic Blend Index Selected Risks þÿ Our affiliate, J.P. Morgan Securities LLC (“JPMS”), is the Index Sponsor for the Index and each Portfolio Constituent, and ma y a djust the Index or each Portfolio Constituent in a way that affects their level. The policies and judgments for which JPMS is responsible could have an impact, positive or negative, on the leve l o f the Index or each of the Portfolio Constituents and the value of your investment. JPMS is under no obligation to consider your interest as an investor with returns linked to the Index. þÿ The level of the Index is calculated on an excess return basis and reflects the daily deduction of a fee of 0.95% per annum. þÿ Our parent company, JPMorgan Chase & Co. (“JPMC”), is currently one of the companies that make up the S&P 500® Index, the ref ere nce index underlying the underlying futures contracts of the Equity Constituent. þÿ The Index was established on March 23, 2021, and the Portfolio Constituents were established on December 22, 2020 and each ha s a limited operating history. þÿ The Index comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled o r i n which any person has any ownership interest. þÿ The Index may not be successful, may not outperform any alternative strategy and may not approximate its target volatility of 3. 0%. þÿ The performance of the Index may be adversely affected by its target volatility of 3.0%. þÿ The investment strategy used to construct the Index involves daily adjustments to its notional exposures to its Portfolio Con sti tuents, which may adversely impact performance. þÿ The exposure of the Index to the Bond Constituent may be greater, perhaps significantly greater, than its exposure to the Equ ity Constituent. þÿ The Index will be partially uninvested when every unlevered long - only portfolio of the Portfolio Constituents whose weights sum to 100% have volatility above the target volatility. Any uninvested portion will earn no return. þÿ The Index may be more heavily influenced by the performance of the Equity Constituent than the performance of the Bond Consti tue nt in general over time. þÿ Changes in the values of the Portfolio Constituents may offset each other. þÿ There are risks associated with correlation between the Portfolio Constituents. If the performances of the Portfolio Constitu ent s become highly correlated during periods of negative performance, Index performance may be adversely impacted. þÿ Each Portfolio Constituent composing the Index may be replaced by a substitute Index or futures contract upon the occurrence of certain extraordinary events. þÿ Each Portfolio Constituent is subject to significant risks associated with the underlying futures contracts. þÿ Suspension or disruptions of market trading in the underlying futures contracts may adversely affect the value of investments li nked to the Index. þÿ An increase in the margin requirements for the underlying futures contracts included in the Portfolio Constituents may advers ely affect the level of that Portfolio Constituent. þÿ The Index may in the future include underlying futures contracts that are not traded on regulated futures exchanges. þÿ Negative roll returns associated with the underlying futures contracts constituting the Portfolio Constituents may adversely aff ect the performance of the Portfolio Constituents and the value of investments linked to the Index. þÿ The Index should not be compared to any other index or strategy sponsored by any of our affiliates and cannot necessarily be con sidered a revised, enhanced or modified version of any other J.P. Morgan index. þÿ The Index is subject to significant risks associated with fixed - income securities (including interest rate - related risks and cre dit risk. þÿ Investments linked to the Index may be subject to the credit risk of JPMorgan Financial and JPMorgan Chase & Co. The risks identified above are not exhaustive. You should also review carefully the related “Risk Factors” section in the rel eva nt disclosure statement and underlying supplement and the “Selected Risk Considerations” in the relevant term sheet or disclosure supplement. Disclaimer Important Information The information contained in this document is for discussion purposes only. Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. All information herein is s ubj ect to change without notice, however, J.P. Morgan undertakes no duty to update this information. In the event of any inconsistency between the information presented herein and any offering document s, the offering documents shall govern. Use of hypothetical backtested returns Any backtested historical performance information included herein is hypothetical. The constituents and proxy constituents ma y n ot have traded together in the manner shown in the hypothetical backtest of the Index included herein, and no representation is being made that the Index will achieve similar performance. T her e are frequently significant differences between hypothetical backtested performance and actual subsequent performance. The use of alternative “proxy” information may create additional differences b etw een hypothetical backtested and actual performance and allocations. The results obtained from backtesting information should not be considered indicative of the actual results that might be obt ain ed from an investment or participation in a financial instrument or transaction referencing the Index. J.P. Morgan provides no assurance or guarantee that investments linked to the Index will o per ate or would have operated in the past in a manner consistent with these materials. The hypothetical historical levels presented herein have not been verified by an independent third party, an d s uch hypothetical historical levels have inherent limitations. Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropria te. Actual results will vary, perhaps materially, from the hypothetical backtested returns and allocations presented in this document. HISTORICAL AND BACKTESTED PERFORMANCE AND ALLOCATIONS ARE NOT IND ICATIVE OF FUTURE RESULTS. Investment suitability must be determined individually for each investor, and investments linked to the Index may not be suit abl e for all investors. This material is not a product of J.P. Morgan Research Departments. Copyright © 2026 JPMorgan Chase & Co. All rights reserved. For additional regulatory disclosures, please consult: www.jpmorgan.com/disclosures. Information contained on this website is not incorporated by reference in, and should not be considered part of, this document. This monthly update document replaces and sup ersedes all prior written materials of this type previously provided with respect to the Index.